Exhibit 99.1

Dendreon Reports Net PROVENGE Product Revenues of $82 Million, Achieved 6.5%

Quarter-Over-Quarter Growth

— Conference Call to be Hosted May 7, 2012 at 4:30 p.m. ET/1:30 p.m. PT –

SEATTLE, May 7, 2012 — Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended March 31, 2012. Net product revenue for the quarter was $82.0 million compared to $27.0 million for the quarter ended March 31, 2011.

Net loss in the first quarter of 2012 was $103.9 million or $0.70 per share, compared to a net loss of $112.8 million, or $0.78 per share, for the same period in 2011. The current period results include approximately $17 million in cash and non-cash severance expenses. Excluding these expenses, the company had a net loss of $87.1 million or $0.59 per share.

As of March 31, 2012, Dendreon had approximately $559.1 million in cash, cash equivalents, and short-term and long-term investments compared to $617.7 million as of December 31, 2011.

Recent Highlights:

•	Increased demand for PROVENGE® (sipuleucel-T):

•	Added 128 new infusion sites in the first quarter, totaling 723 infusion sites since launch

•	Increased use of PROVENGE in large community oncology practices and community urology practices

•	Reimbursement landscape remains stable for physicians:

•	Reported average time to payment remains less than 30 days for physicians

•	Q-Code will remain in effect according to recent CMS preliminary decision

•	Launched urology key account managers

•	Announced executive appointments:

•	Joe DePinto, Executive Vice President, Global Commercial Operations

•	Christine Mikail, Executive Vice President, Corporate Development, General Counsel and Secretary

•	Robert S. Poulton, Executive Vice President, Technical Operations

“Dendreon continues to make significant progress in establishing PROVENGE as the foundation of care for men with advanced prostate cancer,” said John H. Johnson, president and chief executive officer. “We are pleased to have exceeded our guidance of low single digit quarter-over-quarter growth and the progress we have made in strengthening our commercial organization.”

Conference Call Information

Dendreon will host a conference call on Monday, May 7, 2012 at 4:30 p.m. ET. To access the live call, dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international); the conference ID number is 70198839. The call will also be audio webcast and will be available from the Company’s website at http://www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-800-585-8367 or +1-404-537-3406 for international callers; the conference ID number is 70198839. The replay will be available from 7:30 p.m. EDT on Monday, May 7, until 11:59 p.m. EDT on Monday, May 14. In addition, the webcast will be archived for on-demand listening for 90 days at www.dendreon.com .

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon’s business and prospects and potential revenue and earnings from product sales, and progress generally on commercialization efforts for PROVENGE. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contact:

Dendreon Corporation

Nicole Soley

Investor Relations

206-455-2220

InvestorRelations@dendreon.com

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Product revenue, net	$81,972	$27,001
Royalty and other revenue	102	21

Total revenue	82,074	27,022
Operating expenses:
Cost of product revenue	60,041	18,338
Research and development	17,343	17,609
Selling, general and administrative	95,315	95,289
Restructuring	(124)	—

Total operating expenses	172,575	131,236

Loss from operations	(90,501)	(104,214)
Interest income	383	400
Interest expense	(13,812)	(8,993)
Other income	16	—

Net loss	$(103,914)	$(112,807)

Basic and diluted net loss per share	$(0.70)	$(0.78)

Shares used in computation of basic and diluted net loss per share	147,599	145,494

	March 31, 2012	December 31, 2011
Balance Sheet Data:
Cash and cash equivalents	$337,661	$427,100
Short-term investments	159,879	111,525
Long-term investments	61,554	79,071
Trade accounts receivable	41,657	35,541
Prepaid antigen costs	4,417	7,490
Inventory	73,968	69,502
Total assets	941,958	1,001,491
Convertible senior notes due 2016	514,316	508,418
Convertible senior subordinated notes due 2014	27,685	27,685
Total stockholders’ equity	279,526	352,637

DENDREON CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(unaudited)
GAAP net loss	$(103,914)	$(112,807)
Non-GAAP adjustments:
Depreciation and amortization expense	10,864	7,311
Imputed interest related to the convertible senior notes due 2016	5,898	4,300
Restructuring	(124)	—
Management severance and other termination benefits:
Severance expense	5,173	—
Non-cash stock-based compensation expense	11,678	—
Other stock-based compensation expense	19,475	14,676

Non-GAAP net loss	$(50,950)	$(86,520)

Non-GAAP net loss per share- basic and diluted	$(0.35)	$(0.59)

Shares used in computation of basic and diluted net loss per share	147,599	145,494

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. Dendreon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Dendreon’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these non-cash items provides important insight into our operational results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators Dendreon management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.